Exhibit 10.1
Workday, Inc.
Change in Control Policy
(April 22, 2021)

ELIGIBILITY	Executive officers for purposes of Section 16 of the Exchange Act of 1934, as amended (“Section 16 Officers”), other Executive Vice Presidents, and other employees designated by the Board of Directors or the Compensation Committee of the Board of Directors of Workday, Inc. (“Workday”) are eligible to participate in the Change in Control Policy (each, a “Participant”). A Participant shall cease to be a Participant under the Policy (i) upon termination of employment with Workday prior to a Change in Control (as defined below), (ii) in the event such Participant is no longer either a Section 16 Officer or an Executive Vice President, or (iii) upon the recommendation of a Co-Chief Executive Officer or the Chief People Officer and confirmation by the Board of Directors or Compensation Committee.
BENEFITS
Under this Change in Control Policy, in the event of a Qualifying Termination in connection with a Change in Control (as each is defined below) and contingent upon the Participant’s execution and non-revocation of a binding separation and release agreement within 60 days following the Qualifying Termination in a form acceptable to Workday, the Participant will be entitled to receive:

(i)If the Participant was serving as a Chief Executive Officer or Co-Chief Executive Officer immediately prior to the Change in Control:

a.A lump sum cash payment in an amount equal to two times such Participant’s annual base salary as in effect immediately prior to the actions that resulted in the Qualifying Termination or the Change in Control, whichever is greater, less applicable withholding taxes;

b.A lump sum cash payment in an amount equal to two times such Participant’s annual target cash bonus for the period immediately prior to the actions that resulted in the Qualifying Termination or the Change in Control, whichever is greater, less applicable withholding taxes;

c.Accelerated vesting of 100% of the amount of Participant’s unvested equity awards (excluding Performance Awards (as defined below)) immediately prior to the Qualifying Termination. With respect to awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”), the vesting will accelerate as set forth in the terms of the applicable performance-based award agreement; and

d.A lump sum cash payment in an amount equal to an estimate of the aggregate premiums for continuation coverage for twenty-four months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), less applicable withholding taxes.

(ii)If the Participant was serving in a role other than Chief Executive Officer or Co-Chief Executive Officer immediately prior to the Change in Control:

a.A lump sum cash payment in an amount equal to such Participant’s annual base salary as in effect immediately prior to the actions that resulted in the Qualifying Termination or the Change in Control, whichever is greater, less applicable withholding taxes;

b.A lump sum cash payment in an amount equal to such Participant’s annual target cash bonus for the period immediately prior to the actions that resulted in the Qualifying Termination or the Change in Control, whichever is greater, less applicable withholding taxes;

c.Accelerated vesting of 100% of the amount of Participant’s unvested equity awards (excluding Performance Awards) immediately prior to the Qualifying Termination. With respect to Performance Awards, the vesting will accelerate as set forth in the terms of the applicable performance-based award agreement; and

d.A lump sum cash payment in an amount equal to an estimate of the aggregate premiums for continuation coverage for twelve months pursuant to COBRA, less applicable withholding taxes.

The foregoing benefits payable in cash will be provided on Workday’s first customary payroll date following the sixty-first (61st) day following the Qualifying Termination.

DEFINITIONS
A “Change in Control” shall be deemed to have occurred if any one of the following events shall have occurred:

(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than Workday’s founders or a trust, foundation or other estate planning vehicle established by one of Workday’s founders, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by Workday’s then-outstanding voting securities;

(ii)the consummation of the sale or disposition of all or substantially all of Workday’s assets; or

(iii)the consummation of a merger or consolidation of Workday with any other corporation, other than a merger or consolidation which would result in Workday’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by our voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation.

A “Qualifying Termination” shall be an involuntary termination of Participant’s employment upon or within twelve months following a Change in Control other than for “Cause,” death, or “Disability” (as defined in Section 409A of the Code) or a voluntary resignation for “Good Reason.”

“Cause” shall mean:

(i)Gross negligence or misconduct in the performance of Participant’s duties;

(ii)Participant’s conviction or a plea of “guilty” or “no contest” for (x) a felony or (y) any violent crime or crime involving theft, dishonesty, moral turpitude, or money laundering;

(iii)Participant’s negligent or intentional act or omission which is, or is reasonably likely to be, materially injurious to the financial condition or reputation of Workday or its affiliates;

(iv)Participant’s breach of Workday’s standard Proprietary Information and Inventions Agreement; or

(v)Participants breach of Workday’s written policies and procedures, including without limitation a code of conduct, or any contract or agreement between Participant and Workday, in either case which is, or is reasonably likely to be, materially injurious to the financial condition or reputation of Workday or its affiliates.

“Good Reason” shall mean:

(i)any material reduction in Participant’s Base Salary or target bonus opportunity (excluding a reduction affecting substantially all similarly situated Participants or any change in the value of equity incentives);

(ii)the relocation of the Participant’s primary work location such that Participant’s one-way commute is increased by more than fifty (50) miles; or

(iii)a material diminution to Participant’s duties and responsibilities as in effect immediately prior to a Change in Control;

provided that any of the events described in clauses (i)-(iii) of this section shall constitute Good Reason only if Workday fails to cure such event within 30 days after receipt from Participant of written notice of the event which constitutes Good Reason and Participant resigns his or her employment within 30 days following expiration of such cure period; provided, further, that Good Reason shall cease to exist for an event on the 90th day following its initial occurrence, unless Participant has given Workday written notice thereof prior to such date. The notice provided by Participant to Workday must set forth in reasonable detail the specific conduct of Workday that constitutes Good Reason and the specific provision(s) of this definition on which the Participant is relying.

The “Code” shall mean the Internal Revenue Code of 1986, as amended.

POLICY EFFECTIVENESS; TERMINATION	This Change in Control Policy is effective as of April 22, 2021, the date it was approved by the Compensation Committee of the Board, and replaces and supersedes in its entirety the Change in Control Policy which was effective as of September 3, 2020 and any prior versions of this Change in Control Policy. The Change in Control Policy will be reviewed regularly by the Compensation Committee, and may be amended or terminated by the Compensation Committee or Board of Directors. Notwithstanding anything herein to the contrary, in no event shall any amendment or termination adversely affect the rights of any Participant who is then receiving or entitled to receive payments or benefits under this Change in Control Policy, without the prior written consent of such Participant.
SUCCESSORS	Workday shall require any successor (whether pursuant to a Change in Control, direct or indirect, and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of Workday to expressly assume and agree to perform the obligations under this Policy in the same manner and to the same extent as Workday would be required to perform in the absence of such a succession of Workday. For all purposes of this Policy, the term “Workday” shall include any successor to Workday’s business and/or assets or which becomes bound by this Policy by operation of law.
EXCLUSIVE BENEFIT ELECTION	In order to be eligible to participate in the Change in Control Policy, the Participant must opt in to the Change in Control Policy and waive any existing severance arrangement that would be triggered by a Change in Control or similar transaction.
280G BEST-OF PROVISION	If the benefits described in the Change in Control Policy constitute “parachute payments” within the meaning of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then at the Participant’s discretion, the benefits will be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts (taking into consideration applicable taxes, including the excise tax under Section 4999) would result in the receipt by Participant on an after-tax basis of the greatest amount of benefits (even if some of such benefits are taxable under Section 4999).

SECTION 409A	For purposes of this Change in Control Policy, no payment will be made to any Participant upon termination of the Participant’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. It is intended that the right of any Participant to receive installment payments pursuant to this Change in Control Policy shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Change in Control Policy shall be interpreted in accordance with that intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Change in Control Policy begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year. For purposes of Section 409A of the Code, if Workday determines that a Participant is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his or her separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which the Participant is entitled pursuant to this Change in Control Policy is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion shall not be provided to the Participant until the earlier (i) the expiration of the six-month period measured from the Participant’s separation from service or (ii) the date of the Participant’s death.

As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall paid in a lump-sum to the Participant and any remaining payments due pursuant to the Change in Control Policy shall be paid as otherwise provided herein.